UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*
Alliqua Biomedical Inc. (ALQA)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

019621200
(CUSIP Number)

December 31, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[x]  Rule 13d-1(b)

	[_]  Rule 13d-1(c)

	[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13G
CUSIP No.
019621200
1
Names of Reporting Persons

 J. Goldman & Co., L.P.

2
Check the appropriate box if a member of a Group (see instructions)


(a)  [ ]
(b)  [ ]

3
Sec Use Only



4
Citizenship or Place of Organization

 Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5
  Sole Voting Power


  0


6
  Shared Voting Power


  1,275,515


7
  Sole Dispositive Power


  0


8
  Shared Dispositive Power


  1,275,515

9
Aggregate Amount Beneficially Owned by Each Reporting Person

1,275,515

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[ ]

11
Percent of class represented by amount in row (9)

7.9%

12
Type of Reporting Person (See Instructions)

IA

CUSIP No.
019621200
1
Names of Reporting Persons

J. Goldman Capital Management, Inc.
2
Check the appropriate box if a member of a Group (see instructions)


(a)  [ ]
(b)  [ ]

3
Sec Use Only



4
Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5
  Sole Voting Power


  0


6
  Shared Voting Power


  1,275,515


7
  Sole Dispositive Power


  0


8
  Shared Dispositive Power


  1,275,515

9
Aggregate Amount Beneficially Owned by Each Reporting Person

1,275,515

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[ ]

11
Percent of class represented by amount in row (9)

7.9%

12
Type of Reporting Person (See Instructions)

CO

CUSIP No.
019621200
1
Names of Reporting Persons

 Jay G. Goldman

2
Check the appropriate box if a member of a Group (see instructions)


(a)  [ ]
(b)  [ ]

3
Sec Use Only



4
Citizenship or Place of Organization

 United States

Number of Shares Beneficially Owned by Each Reporting Person With:

5
  Sole Voting Power


  0


6
  Shared Voting Power


  1,275,515


7
  Sole Dispositive Power


  0


8
  Shared Dispositive Power


  1,275,515

9
Aggregate Amount Beneficially Owned by Each Reporting Person

1,275,515

10
Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)

[ ]

11
Percent of class represented by amount in row (9)

7.9%

12
Type of Reporting Person (See Instructions)

IN

Item 1.
(a)	Name of Issuer: Alliqua Biomedical Inc. (ALQA)
(b)	Address of Issuer's Principal Executive Offices:
	2150 Cabot Boulevard West
	Langhorne, PA 19047
Item 2.
(
a) Name of Person Filing:
This statement is filed by: (i) J. Goldman & Co., L.P. ("JGC") with respect to Common Stock of the Company beneficially owned by J. Goldman
 Master Fund, L.P.; (ii) J. Goldman Capital Management, Inc. ("JGCM") with respect to Common Stock of the Company beneficially owned by J. Goldman Master Fund, L.P.; and (iii) Mr. Jay G. Goldman with respect to Common
 Stock of the Company beneficially owned by J. Goldman Master Fund, L.P.

(b) Address of Principal Business Office or, if None, Residence:
The address of the principal place of business office of JGC, JGCM and Mr. Goldman is c/o J. Goldman & Co., L.P., 510 Madison Avenue,
 26th Floor, New York, NY 10022

(c) Citizenship:

JGC and JGCM are organized under the laws of the State of Delaware. Mr. Goldman is a citizen of the United States of America

(d) Title and Class of Securities:
Common Stock

(e) CUSIP No.:
019621200

Item 3. 	If this statement is filed pursuant to ss 240.13d-1(b) or
 240.13d-2(b) or (c), check whether the person filing is a:
(a)	[_]	Broker or dealer registered under Section 15 of the Act;
(b)	[_]	Bank as defined in Section 3(a)(6) of the Act;
(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	[_]	Investment company registered under Section 8 of the
Investment Company Act of 1940;
(e)	[x]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	[_]	An employee benefit plan or endowment fund in accordance
with Rule 13d-1(b)(1)(ii)(F);
(g)	[x]	A parent holding company or control person in accordance
with Rule 13d-1(b)(1)(ii)(G);
(h)	[_]	A savings associations as defined in Section 3(b) of the
Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[_]	A church plan that is excluded from the definition of an
 investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j)	[_]	A non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J);
(k)	[_]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with Rule
240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership
(a)	Amount Beneficially Owned:
	J. Goldman & Co., L.P. - 1,275,515
	J. Goldman Capital Management, Inc. - 1,275,515
	Jay G. Goldman - 1,275,515
 (b)	Percent of Class:
	J. Goldman & Co., L.P. - 7.9%
	J. Goldman Capital Management, Inc. - 7.9%
	Jay G. Goldman - 7.9%
 (c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote:
	J. Goldman & Co., L.P. - 0
	J. Goldman Capital Management, Inc. - 0
	Jay G. Goldman - 0
	(ii)	Shared power to vote or to direct the vote:
	J. Goldman & Co., L.P. - 1,275,515
	J. Goldman Capital Management, Inc. - 1,275,515
	Jay G. Goldman - 1,275,515
(iii) Sole power to dispose or to direct the disposition of:
	J. Goldman & Co., L.P. - 0
	J. Goldman Capital Management, Inc. - 0
	Jay G. Goldman - 0
(iv) Shared power to dispose or to direct the disposition of:
	J. Goldman & Co., L.P. - 1,275,515
	J. Goldman Capital Management, Inc. - 1,275,515
	Jay G. Goldman - 1,275,515
	JGC, JGCM, and Mr. Goldman own directly no Common Stock. Pursuant to the terms of the investment advisory agreement between J. Goldman Master Fund, L.P. and JGC, JGC has investment and voting power with respect to the securities held by J. Goldman Master Fund, L.P. JGCM is the general partner of JGC. Mr. Goldman controls JGC.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
 than five percent of the class of securities, check the following [    ].
N/A

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.
	N/A

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.
	N/A

Item 8.	Identification and classification of members of the group.
	N/A

Item 9.	Notice of Dissolution of Group.
	N/A

Item 10.	Certifications.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief,
 I certify that the information set forth in this statement is true, complete and correct.
Dated:  February 13, 2015
J. GOLDMAN & CO., L.P.
/s/ Adam J. Reback
Name: Adam J. Reback
Title: Chief Compliance Officer

J. GOLDMAN CAPITAL MANAGEMENT, INC.
/s/ Jay G. Goldman
Name: Jay G. Goldman
Title: Director

JAY G. GOLDMAN
/s/ Jay G. Goldman

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative
 (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

AGREEMENT
The undersigned agree that this Schedule 13G dated December 31, 2014 relating to the Common Stock of ALQA shall be filed on behalf of the undersigned.
Dated:  February 13, 2015
J. GOLDMAN & CO., L.P.
/s/ Adam J. Reback
Name: Adam J. Reback
Title: Chief Compliance Officer

J. GOLDMAN CAPITAL MANAGEMENT, INC.
/s/ Jay G. Goldman
Name: Jay G. Goldman
Title: Director

JAY G. GOLDMAN
/s/ Jay G. Goldman

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.
  If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the
Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

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